FOR IMMEDIATE RELEASE                                             FOR MORE INFORMATION
February 23, 2007                                    Contact: Mark Knox, re: N-973
                              630 388-2529
                       Media Contact: Annette Martinez
                                        630 388-2781

NICOR ANNOUNCES 2006 PRELIMINARY EARNINGS AND 2007 ANNUAL OUTLOOK

Naperville, IL - Nicor Inc. (NYSE: GAS) today reported twelve months ended December 31, 2006, preliminary net income, operating income and diluted earnings per common share of $128.3 million, $202.5 million and $2.87, respectively. This compares to net income, operating income and diluted earnings per common share for the same period in 2005 of $136.3 million, $201.7 million and $3.07, respectively.

Both twelve-month periods were impacted by noteworthy items. 2006 results include the effects of a first quarter pretax cost recovery associated with the company’s mercury inspection and repair program of $3.8 million ($.05 per share after-tax) and a second quarter $10 million ($.22 per share after-tax) charge associated with a United States Securities and Exchange Commission (SEC) inquiry.  Absent the impact of these items, 2006 twelve-month results would have been $3.04 per share. 2005 results included $29.9 million pretax ($.41 per share after-tax) of Directors and Officers (D&O) insurance recoveries, including earnings thereon, net of a shareholder derivative settlement; and the effects of a fourth quarter income tax benefit of approximately $17 million ($.38 per share after-tax) associated with repatriation of foreign earnings under provisions of the American Jobs Creation Act (the Jobs Act). Absent the impact of these items, 2005 twelve-month results would have been $2.28 per share.
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Earnings for the 2006 twelve-month period, compared to 2005, reflected the mercury-related recovery and the charge associated with the SEC inquiry; and the absence of last year’s D&O insurance recoveries (net of the cost of the shareholder derivative settlement) and the repatriation income tax benefit. 2006 earnings for the twelve-month period also reflect higher operating results (excluding the items above) across all business segments and recognition of certain income tax benefits.

“I am very pleased with the operating performance of all of our businesses,” said Russ M. Strobel, Nicor’s chairman, president and chief executive officer. “Despite significantly warmer weather, our gas distribution business exceeded our earlier expectations, benefiting from lower than expected operating and interest costs. Our shipping business experienced its fifth consecutive year of higher operating income, driven by higher rates and solid economic conditions in much of its service region. Our other energy-related ventures also enjoyed a year of record operating results.”

For the fourth-quarter 2006, preliminary net income, operating income and diluted earnings per common share were $58.3 million, $91.0 million and $1.29, respectively. This compares to net income, operating income and diluted earnings per common share for the same fourth quarter period in 2005 of $62.0 million, $73.3 million and $1.40, respectively.

The fourth quarter 2005 financial results included the income tax benefit related to the repatriation of foreign earnings of $17 million ($.38 per share after-tax). Absent the impact of this item, 2005 fourth quarter results would have been $1.02 per share.
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2006 earnings for the fourth quarter, compared to 2005, reflect the absence of last year’s repatriation income tax benefit. 2006 earnings for the fourth quarter also reflect higher operating results in the company’s shipping business, other energy-related ventures and corporate; partially offset by lower operating results in the company’s gas distribution business.

Details regarding 2006 twelve-months-ended and fourth-quarter preliminary financial results compared to 2005 follow:
•	For the twelve months ended December 31, 2006 gas distribution operating income increased to $123.9 million from $116.9 million in 2005. The year-to-date period reflected:
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The positive impact of the fourth quarter 2005 base rate increase on revenues (approximately $36 million); increased natural gas deliveries due to demand unrelated to weather (approximately $5 million); the first quarter mercury-related recovery ($3.8 million); and increased property sale gains ($2.9 million).

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Partially offsetting these positive factors were the negative impact on natural gas deliveries due to warmer weather compared to last year (approximately $17 million); and the passage of Chicago Hub revenues through the purchased gas adjustment rider effective with the company’s fourth quarter 2005 rate order (approximately $8 million).

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Higher operating and maintenance costs ($13.7 million) including the impact of increased storage-related natural gas costs (which are now recorded in operating and maintenance expense effective with our 2005 rate order), natural gas and fuel costs to operate company equipment and facilities; offset in part by decreased bad debt expense, lower claims arising from normal operations and lower payroll and benefit-related costs.

-	Higher depreciation ($5.6 million).
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•	For the 2006 fourth quarter, gas distribution operating income decreased to $43.7 million from $44.8 million in 2005. The quarter reflected:
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The negative impact on natural gas deliveries due to warmer weather compared to last year (approximately $9 million); lower average distribution rates (approximately $5 million); and higher depreciation ($1.2 million).

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Partially offsetting these negative factors were increased natural gas deliveries due to demand unrelated to weather (approximately $10 million) and lower operating and maintenance costs ($7.7 million) due primarily to lower bad debt expense.

•
For the twelve months ended December 31, 2006, shipping operating income increased to $47.5 million from $40.4 million in 2005 due primarily to increased revenues resulting from higher average rates, offset in part by the impact of lower volumes and higher operating costs. Increased operating costs for the 2006 twelve-month period, compared to 2005, related to higher transportation-related expenses (including fuel), employee-related costs, repairs and maintenance expense and leased freight equipment cost; partially offset by the absence of last year’s fourth quarter audit and legal fees in connection with the repatriation of foreign earnings and a reorganization of the shipping business, which became effective in January 2006. For the 2006 fourth quarter, shipping operating income increased to $18.0 million from $8.6 million in 2005 due primarily to increased revenues resulting from higher volumes and higher average rates; and lower operating costs due primarily to the absence of last year’s audit and legal fees in connection with the repatriation of foreign earnings and reorganization of the shipping business.

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•
For the twelve months ended December 31, 2006, other energy-related ventures operating income increased to $26.6 million compared to $14.1 million in 2005 due primarily to improved operating results in the company’s wholesale natural gas marketing business; partially offset by lower operating results in the company’s retail energy-related products and services business. For the 2006 fourth quarter, other energy ventures operating income increased to $25.9 million from $22.7 million in 2005 due primarily to improved operating results in the company’s retail energy-related products and services businesses.

Improved 2006 twelve-month-ended operating results, as compared to 2005, in the company’s wholesale natural gas marketing business was due primarily to a significant positive variation in fair value adjustments associated with derivatives hedging purchases and sales of natural gas inventory, partially offset by unfavorable costing of physical sales activity. The company uses derivative instruments to economically hedge purchases and sales of natural gas inventory. Such derivative instruments are used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the withdrawal and sale of natural gas in storage. Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged. The volatility resulting from these adjustments can be significant from period to period.
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Lower 2006 twelve-month operating results in the company’s retail energy-related products and services businesses, as compared to 2005, were due primarily to higher operating costs; partially offset by higher revenues. Higher 2006 fourth quarter operating results, as compared to 2005, in the company’s retail energy-related products and services businesses were due primarily to higher revenues; partially offset by higher operating costs. Higher operating revenues for both periods were due primarily to increased contract volumes and higher prices. Higher operating costs for both periods were due primarily to increased contract volumes, higher cost of gas and increased selling, general and administrative costs.

•
Corporate 2006 twelve-month operating results included the previously discussed $10 million charge (non-deductible for tax purposes) relating to the SEC inquiry, the favorable weather-related impact associated with certain of the company’s retail utility-bill management products of approximately $9.5 million pretax (under terms of a corporate swap agreement, benefits or costs resulting from such variances in normal weather are recorded primarily at the corporate level), and a third quarter insurance recovery of $5.2 million pretax related to previously incurred legal expenses. Corporate 2005 twelve-month operating results included the previously discussed net recoveries of $29.9 million pretax, as well as insurance recoveries of $2.8 million pretax related to previously incurred legal expenses. Corporate 2006 fourth quarter results included the favorable weather-related impact associated with certain of the company’s retail utility-bill management products of approximately $3.2 million pretax, compared to the unfavorable weather impact on such businesses in the 2005 fourth quarter of approximately $2.2 million pretax.

•
2006 twelve-month financial results were also favorably impacted by higher pretax equity investment income, due primarily to a third quarter pretax gain of $2.4 million on a sale of an equity investment interest; and favorable adjustments associated with tax audits, which occur in the ordinary course of business (approximately $1 million after-tax).

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•
2005 twelve-month and fourth quarter financial results were also impacted by the previously noted income tax benefit of $17 million associated with the repatriation of foreign earnings under provisions of the Jobs Act.

In December 2005, the company’s shipping business repatriated approximately $132 million of cumulative undistributed foreign earnings under the Jobs Act. Effective January 2006, the company reorganized certain of its shipping and related operations. This reorganization allows the company to take advantage of certain provisions of the Jobs Act that provide the opportunity for tax savings subsequent to the date of the reorganization. In connection with these activities, a net income tax benefit of $5.2 million was recorded in 2006 from the elimination of certain deferred taxes. The company also incurred in 2006 $4.7 million in current income tax expense associated with these activities.

2007 Earnings Outlook

The company also announced that its estimate for 2007 diluted earnings per common share is in the range of $2.65 to $2.85. Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review and other contingencies. The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2007 earnings, they are not currently estimable. The company's 2007 estimate assumes normal weather for the year.

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The company’s annual earnings outlook for 2007 compared to 2006, excluding the mercury-related insurance recovery and the charge associated with the SEC inquiry is based on higher expected pretax operating results in the company's gas distribution segment. The company estimates that pretax operating results in its shipping segment will be comparable to 2006 levels, and that pretax operating results in its other energy-related businesses in 2007 will be improved over 2006. The company also expects 2007 results will be impacted by higher net interest expense and the absence of 2006 favorable impacts discussed herein from insurance recoveries related to legal costs, certain tax-related benefits and the gain on a sale of an equity investment interest.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.

Conference Call
As previously announced, the company will hold a conference call to discuss its fourth quarter 2006 financial results and 2007 outlook. The conference call will be held this morning, Friday, February 23, 2007 at 8:30 a.m. central, 9:30 a.m. eastern time. To hear the conference call live, please logon to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 10:30 a.m. central time, Friday, March 9, 2007. To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 14833874. The call will also be archived on Nicor’s corporate website for 90 days.
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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.
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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases. Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review and an SEC inquiry, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2006	2005	2006	2005

Operating revenues	$838.2	$1,357.5	$2,960.0	$3,357.8

Operating expenses
Gas distribution
Cost of gas	484.9	1,010.2	1,743.7	2,212.4
Operating and maintenance	68.6	76.3	268.5	254.8
Depreciation	39.8	38.6	160.1	154.5
Taxes, other than income taxes	39.8	47.0	163.0	171.0
Mercury-related costs (recoveries), net	-	.3	(3.6)	.4
Property sale gains	(.1)	(.2)	(3.3)	(.4)
Shipping	92.2	95.2	350.8	338.1
Other energy ventures	54.9	44.6	189.3	142.9
Litigation charges (recoveries), net	-	-	10.0	(29.9)
Other corporate expenses and eliminations	(32.9)	(27.8)	(121.0)	(87.7)
Total operating expenses	747.2	1,284.2	2,757.5	3,156.1

Operating income	91.0	73.3	202.5	201.7
Interest expense, net of amounts capitalized	13.6	14.0	49.1	46.8
Equity investment income, net	1.9	2.6	11.1	9.3
Interest income	1.1	1.6	9.0	6.0
Other income, net	.2	.3	.6	.8

Income before income taxes	80.6	63.8	174.1	171.0

Income tax expense, net of benefits	22.3	1.8	45.8	34.7

Net income	$58.3	$62.0	$128.3	$136.3

Average shares of common stock outstanding
Basic	44.9	44.3	44.6	44.2
Diluted	45.0	44.4	44.7	44.4

Earnings per average share of common stock
Basic earnings per share	$1.30	$1.40	$2.88	$3.08
Diluted earnings per share	$1.29	$1.40	$2.87	$3.07

Nicor Inc.

PRELIMINARY FINANCIAL HIGHLIGHTS
Unaudited (millions, except per share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2006	2005	2006	2005

Operating revenues
Gas distribution	$676.7	$1,217.0	$2,452.3	$2,909.6
Shipping	110.2	103.8	398.3	378.5
Other energy ventures	80.8	67.3	215.9	157.0
Corporate and eliminations	(29.5)	(30.6)	(106.5)	(87.3)
	$838.2	$1,357.5	$2,960.0	$3,357.8

Operating income (loss)
Gas distribution	$43.7	$44.8	$123.9	$116.9
Shipping	18.0	8.6	47.5	40.4
Other energy ventures	25.9	22.7	26.6	14.1
Corporate and eliminations	3.4	(2.8)	4.5	30.3
	$91.0	$73.3	$202.5	$201.7

Net income	$58.3	$62.0	$128.3	$136.3

Average shares of common stock outstanding
Basic	44.9	44.3	44.6	44.2
Diluted	45.0	44.4	44.7	44.4

Earnings per average share of common stock
Basic earnings per share	$1.30	$1.40	$2.88	$3.08
Diluted earnings per share	$1.29	$1.40	$2.87	$3.07

Nicor Inc.			Preliminary Operating Statistics Page 1 of 2
Gas Distribution
Unaudited
	Three months ended		Twelve months ended
	December 31		December 31
	2006	2005	2006	2005
Operating revenues (millions)
Sales - Residential	$463.6	$890.7	$1,671.1	$2,031.4
Commercial	98.7	198.5	373.9	453.5
Industrial	10.9	26.9	42.8	61.8
	573.2	1,116.1	2,087.8	2,546.7
Transportation - Residential	10.1	8.7	32.0	27.9
Commercial	26.6	22.1	82.1	73.1
Industrial	9.8	9.9	41.0	39.2
Other	2.1	3.1	3.7	11.7
	48.6	43.8	158.8	151.9
Other revenues - Revenue taxes	36.2	44.0	147.7	156.4
Environmental cost recovery	4.4	5.1	11.6	21.0
Chicago Hub	12.5	4.0	26.4	11.5
Other	1.8	4.0	20.0	22.1
	54.9	57.1	205.7	211.0
	$676.7	$1,217.0	$2,452.3	$2,909.6
Deliveries (Bcf)
Sales - Residential	64.3	69.0	185.9	200.2
Commercial	13.9	15.3	41.8	44.7
Industrial	1.6	2.1	5.0	6.3
	79.8	86.4	232.7	251.2
Transportation - Residential	6.2	6.2	17.0	18.9
Commercial	25.8	26.7	80.4	87.5
Industrial	28.6	28.3	108.6	113.0
	60.6	61.2	206.0	219.4
	140.4	147.6	438.7	470.6

Degree days	1,873	2,211	5,174	5,783
Colder (warmer) than normal
Degree days	(200)	138	(656)	(47)
Percent	(10)	7	(11)	(1)

Average gas cost per Mcf sold	$6.02	$11.65	$7.44	$8.74

Customers at December 31 (thousands) (1)
Sales - Residential	1,807	1,796
Commercial	123	120
Industrial	7	8
	1,937	1,924
Transportation - Residential	166	157
Commercial	57	58
Industrial	6	6
	229	221
	2,166	2,145

(1) The company has redefined the customer count methodology in 2006 in conjunction with its new customer care and billing system.

Nicor Inc.			Preliminary Operating Statistics Page 2 of 2
Shipping
Unaudited	Three months ended		Twelve months ended
	December 31		December 31
	2006	2005	2006	2005

Operating revenues (millions)	$110.2	$103.8	$398.3	$378.5

Operating income (millions)	$18.0	$8.6	$47.5	$40.4

Twenty-foot equivalent units (TEU)
shipped (thousands)	55.8	54.7	203.1	214.2

Revenue per TEU	$1,975	$1,898	$1,961	$1,764

Vessels operated	18	18